Exhibit 99.1

CITI TRENDS ANNOUNCES FOURTH QUARTER AND FISCAL 2013 SALES

SAVANNAH, GA (February 12, 2014) — Citi Trends, Inc. (NASDAQ: CTRN) today reported unaudited sales results for the fourth quarter and fiscal year ended February 1, 2014.

The Company’s 2013 fiscal year contained 52 weeks, while the 2012 fiscal year contained 53 weeks.  Accordingly, the comparison of total sales between fiscal years is affected by the extra week of sales at the beginning of fiscal 2012.  Total sales in fiscal 2013 decreased 5.0% to $622.2 million compared with $654.7 million in fiscal 2012, with the extra week at the beginning of last year contributing approximately $21 million.  For comparable store sales, the Company is reporting on a comparable weeks basis (i.e. the 52 weeks ended February 1, 2014 compared to the 52 weeks ended February 2, 2013).  Comparable store sales on a comparable weeks basis decreased 1.6% for the year.

The Company’s 2013 fiscal fourth quarter contained 13 weeks, while the 2012 fiscal fourth quarter contained 14 weeks.  Accordingly, the comparison of total sales between quarters is affected by an extra week of sales at the beginning of the fourth quarter of fiscal 2012.  Total sales in fiscal 2013’s fourth quarter decreased 10.5% to $157.2 million compared with $175.7 million in last year’s fourth quarter, with the extra week at the beginning of fiscal 2012’s fourth quarter contributing approximately $12 million to total sales.  For comparable store sales, the Company is reporting on a comparable weeks basis (i.e. the 13 weeks ended February 1, 2014 compared to the 13 weeks ended February 2, 2013).  Comparable store sales on a comparable weeks basis decreased 3.5% for the quarter.  By month, comparable store sales on a comparable weeks basis increased 0.4% in November and decreased 4.6% and 6.5% in December and January, respectively.

Ed Anderson, Chairman and Chief Executive Officer, commented, “We are disappointed with the 3.5% comparable store sales decrease in the fourth quarter.  We had expected more sales due to the positive momentum from the previous two quarters as well as a slight sales increase in November.

The hanging apparel businesses - ladies, men’s and kids - all decreased in the fourth quarter.  Our strategy for cold weather product, particularly in ladies apparel, proved to be too conservative and we missed sales as a result.  In addition, winter storms caused a large part of the January sales decrease.

There were several positives in the quarter.  The accessories, including footwear, and home businesses continued to deliver sales increases.  Cost of sales as a percentage of sales improved approximately 400 basis points due to better inventory management, which resulted in fewer clearance markdowns.  Also, despite sales being below expectations, we ended the quarter with 10% less inventory than a year ago.

We believe we are positioned for a successful Spring selling season, and we continue to feel very good about our progress at Citi Trends.”

Investor Conference Call and Webcast

The Company will report complete financial results for its fourth quarter and fiscal 2013 before the market opens on March 14, 2014.  Citi Trends will host a conference call on the same day at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2908.  A replay of the conference call will be available until March 21, 2014, by dialing (402) 977-9140 and entering the passcode, 21705725.

The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/events.cfm, on March 14, 2014 beginning at 9:00 a.m. ET.  The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 505 stores located in 29 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s year-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chairman & Chief Executive Officer
	(912) 443-2075	(912) 443-3705